Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q1 2007 Optical Cable Earnings Conference Call

Event Date/Time: Mar. 19. 2007 / 11:00AM ET

Operator

Good morning. My name is Henry, and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS)

Thank you. It is now my pleasure to turn the floor over to your host, Mr. Andrew Siegel. Sir, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Good morning and thank you all for participating in Optical Cable Corporation’s first quarter of fiscal year 2007 conference call. By this time everyone should have obtained a copy of the earnings press release. If you haven’t, please visit www.occfiber.com for a copy of the earnings announcement.

On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including but not limited to those factors set forth in detail in the forward-looking statements section of today’s press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today’s call. Now I’d like to turn the call over to Neil Wilkin. Neil, please begin, sir.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Andrew, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices is Tracy Smith, our Chief Financial Officer and Luke Huybrechts, our Senior Vice President of Operations. I would like to begin the call today with a few opening remarks. Then I will have Tracy review the first quarter results for the three-month period ended January 31, 2007, in more detail. After Tracy’s remarks, I will provide a few closing comments, and we will answer as many of your questions as possible.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to this call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

After delivering a strong financial performance for shareholders during the fourth quarter of fiscal 2006, our results for the first quarter of 2007 are disappointing—but not completely unexpected.

Our net loss of $0.02 per basic and diluted share during the first quarter was attributable to lower net sales during the quarter. We believe that this decline in net sales does not reflect a general trend, but is due to temporary weakness in the enterprise fiber optic cable markets, the timing of projects, and other factors affecting short-term product demand (including likely seasonality effects), during the quarter.

We achieved significant success last year in improving our facilities, processes, systems and other operational capabilities—and validated this element of our strategy by delivering strong earnings on higher sales during the fourth quarter of fiscal year 2006. These operational successes were also apparent during the first quarter of 2007, as our gross profit margins improved to 35.2% compared to 33.4% during the same period last year. We are pleased with these margin improvements, which we feel demonstrate some of the benefits of our recent investments. Further, we believe that because of these investments in our facilities, processes, systems, and other operational capabilities—as sales volumes ramp up, we will be well-positioned to deliver improved financial performance.

We continue to manage our expenses, and did so in the first quarter of fiscal year 2007, including our SG&A expenses, while at the same time executing on our strategic plan. Furthermore, we are pleased that we were able to end the first quarter of 2007 with no bank debt on our balance sheet and with $1.9 million in cash. Our solid balance sheet and the financial flexibility it affords, provides us with the financial strength necessary for growth in the creation of shareholder value.

The Optical Cable team will continue to focus on growing sales in order to deliver improved profitability—targeting our commercial markets and our specialty markets. I have often bragged that Optical Cable has the best sales team in the industry. Now, more than ever, we are working together to prove that assessment is correct.

As we have stated before, we expect our financial results will vary from quarter to quarter during fiscal year 2007, due to fluctuations in the markets in which we operate, changes in product mix sold during any quarter, timing of projects, customers’ budgetary considerations, and seasonality factors. However, notwithstanding these challenges, at this time we continue to expect to return to a pattern of growing annual earnings in fiscal year 2007, with annual net income results for the year exceeding the results of fiscal year 2005.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our first quarter fiscal year 2007 financial results.

Tracy Smith - Optical Cable Corporation - VP, CFO

Thank you, Neil. For our first quarter of fiscal year 2007, we reported a net loss of $145,000, or $0.02 per basic and diluted share, compared to a net loss of $220,000, or $0.04 per basic and diluted share, for the same period last year. The loss was primarily due to the decrease in net sales in the first quarter of fiscal year 2007, partially offset by the decrease in SG&A expenses in the first quarter compared to the same period in 2006.

Net sales decreased 6% to $9.3 million for the first quarter of fiscal year 2007 compared to $9.9 million for the same period last year. Our decrease in net sales during the first quarter of fiscal 2007 was mostly attributable to weakness in our commercial markets compared to the same period last year. Net sales in certain of our specialty markets increased during the first quarter compared to last year, offset by decreases in certain other of our specialty markets. We do not believe the decrease in net sales we experienced in the first quarter is indicative of a trend and, longer-term, we continue to anticipate demand growth.

As Neil indicated, we believe our net sales were impacted during the first quarter by a temporary weakness in the enterprise fiber optic cable markets, the timing of projects, and other factors affecting short-term product demand (including likely seasonality effects).

Additionally, as we have indicated previously, we generally believe our net sales can be impacted by seasonality factors. We typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. This pattern may be substantially altered by the timing of larger projects or other economic factors impacting our industry or impacting the industries of our customers and end-users. As a result, while we believe net sales results experienced in the first quarter of fiscal year 2007 were impacted by seasonality factors, we are hesitant to try to predict net sales for future periods based on seasonality because these other factors can also substantially impact our net sales patterns during the year.

Despite lower net sales during the first quarter of fiscal year 2007, Optical Cable experienced improved gross profit margins compared to the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 35.2% for the first quarter of 2007 compared to 33.4% for the same period last year.

During the first quarter of fiscal year 2007, our manufacturing lead times decreased and our manufacturing efficiencies increased compared to the first quarter of 2006. We believe these improvements are a result of the identification and correction of certain issues during the latter part of fiscal 2006, in part related to the implementation of process and system changes in connection with our new enterprise resource planning (or “ERP”) system and other initiatives. As a result, we experienced improved gross profit margins compared to the comparable period last year, which we believe reflect our improved manufacturing lead times and efficiencies.

The gross profit margin for the fourth quarter of our 2006 fiscal year was 37.6%. The decrease in gross profit margin when comparing the first quarter of fiscal year 2007 to the fourth quarter of fiscal year 2006 is primarily the result of the impact of certain fixed costs being spread over lower net sales in the first quarter of fiscal year 2007. As a reminder, our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expenses for the first quarter of fiscal year 2007 decreased 4.5% to $3.5 million compared to $3.7 million for the comparable period last year. SG&A expenses as a percentage of net sales were 37.6% in the first quarter of 2007 compared to 37% in the first quarter of fiscal year 2006. Contributing to the net decrease in SG&A expenses for the quarter were decreases in employee compensation costs and decreased shipping costs, as a result of lower than anticipated net sales.

Although we reported a net loss for the first quarter of 2007, we were still able to repay—in full—the balance outstanding on our bank credit facility at the end of our 2006 fiscal year in the amount of $991,000. In addition, we made capital expenditures of $233,000 and continued other investing activities during the first quarter—all without using our credit facility for working capital. As of the end of our first quarter, we had a cash balance of approximately $1.9 million with no outstanding balance on our bank credit facilities and approximately $11.9 million unused and available under our credit facilities.

And with that, I will turn you back over to Neil for some closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Tracy. We are confident that the investments we have made—and continue to make to improve our facilities, processes, systems and capabilities and with respect to certain strategic initiatives, will support sustainable, long-term revenue and earnings growth and will create significant value for Optical Cable’s shareholders.

Our confidence is based not only on the strength of Optical Cable, but also on the underlying growth prospects for the entire fiber optic cable industry. Within this growing market, Optical Cable is an established leader with a strong reputation for product and service excellence, a strong market position, and a uniquely broad product offering to serve a wide variety of customers and applications.

We’ve already started to realize some benefits from the investments we have made—particularly as seen during the fourth quarter of fiscal 2006. And now our focus is on growing sales—which we believe will drive improved profitability.

Before we begin the Q&A portion of our call, I would like to mention that Optical Cable will be presenting at the AeA Micro Cap Financial Conference in Monterey, California, on May 7. At that time we will be meeting with analysts, investors, and potential investors. We would enjoy meeting any of you interested in Optical Cable Corporation at that conference.

And now we are happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors, and as time permits, will address the questions, if any, submitted in advance of today’s conference call by our individual investors. Operator, please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Kevin Wenck, Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Good morning Neil and Tracy. First question is looking at the quarter end receivables balance, it looked like sales might have been stronger earlier in the quarter and then tailed off later in the quarter. Any comments about the linearity of sales during the quarter?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

That’s really not the case. I think what you are seeing is that the decrease in accounts receivable is really attributable to the higher sales in the fourth quarter.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Because at quarter end, Neil, if you do a turns calculation, it is a lot lower than — or it is a lot higher than it typically is historically. So that is the way the linearity looked.

But the weakness that you saw during the quarter, any particular areas of the enterprise networking business?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

It was mainly on the commercial side. In response to your prior question, Kevin, I recognize the calculation you are doing; but in reality our sales were actually stronger in January.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

What we — we get information from a number of different sources that we use to gauge what is going on in the market. The indications were, in the fourth calendar quarter, demand in the enterprise market generally was down.

Of course that is through only December, whereas our quarter ends in January. So that is the reason why we are reaching those conclusions, in addition to the fact that in January our sales were stronger.

Kevin Wenck - Polynous Capital Management - Analyst

And by various types of projects and enterprise networking versus — or pure networking versus more storage-related applications, have you seen any trends there?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

We haven’t from that standpoint, Kevin, and we don’t. But what I can tell you is when we are talking about these projects, what we are really talking about is they can vary from whether it is a data center, or just a major project by a customer, or a build out at a facility, or a campus installation. It can be a whole host of different things.

What we tend to see is in any given quarter we have a base of business that we tend to expect. Then we’ll have layered on top of that project business which can fluctuate from quarter to quarter. Now the base business can fluctuate, too; but generally the project business is where we see more variability.

What is also interesting — we have said this before — is in the specialty markets that we are targeting there tends to be more variability than in the general commercial market. So as we’ve been focusing more and more on the specialty markets where our products are well suited for harsh environment applications and a whole host of other applications, we are seeing that we’ve introduced more variability into our quarterly top-line results.

Kevin Wenck - Polynous Capital Management - Analyst

Then in terms of trends domestically versus internationally, any particular weakness in either one of those?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Our international sales continue to be strong. In fact, in our 10-Q we will be disclosing that later today. But I am happy to tell you now that sales on the international side increased about 6.6% during the quarter compared to the same period last year, whereas the domestic side was where it was softer.

Kevin Wenck - Polynous Capital Management - Analyst

You made a comment earlier that you feel like you have the best sales force in the industry, and we all need to work together. Were there any particular areas of execution weakness in the sales activities during the quarter that might have led to the lower results? Or was it all just market or environment related?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

I don’t think that there’s any specific areas of lack of execution in the first quarter specifically that we can directly say were attributable to the results that we achieved. What I will say is I think that we need to spend more time and get better at executing our sales strategy. I am convinced more than ever that the strategy is correct, and I think we need to hone our sales execution. We are in the process of looking at a number of initiatives to do that.

We already had initiatives under way specifically focused on market segments and are pleased with what is happening there. But there is some additional work to be done, and we are in the process of doing that now.

Kevin Wenck - Polynous Capital Management - Analyst

Changing subjects, the startup connector company, how much more was invested in the company in the January quarter? And if you could give us a brief overview of progress there?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Sure. Tracy is pulling the number for me. Do you have it? Kevin, it is — $350,000 was invested in the first quarter. And we are pleased with that progress of that, those loans. I think that that is achieving the goals that we intended to achieve.

We set out structuring that deal so that Optical Cable had maximum options in preserving additional channels to market as needed. We are seeing some indications of consolidation in certain aspects of the connectivity market. We have seen that more specifically in some of the harsh environment in the military side where the overall market is a little smaller.

These loans and this transaction was structured to protect OCC in the long term against what might otherwise happen in that market and improve our options and we are pleased with the way that is proceeding.

Kevin Wenck - Polynous Capital Management - Analyst

One final question. I know the results this past quarter are disappointing to you as well internally. But as shareholders, we are looking at a stock that is down around 15% today. We also have a metric of an offer for the Company last year that’s 25% higher than the current stock price; along with the language that if the Company would participate in the other company’s due diligence that the offer could possibly be higher than that.

Given the higher granularity of a small company’s sales from quarter to quarter, what are your thoughts at this point, Neil, as to whether — even though you’re making progress internally with initiatives that you’ve undertaken — whether the Company really would be better suited as part of a larger entity, where the quarter-to-quarter fluctuations just aren’t noticeable?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

There’s a lot of questions or points that you’ve touched on in that question. So let me highlight a couple of things that I think are most relevant.

First of all, I would agree with you that the first quarter results were disappointing and that the stock price where it is today is disappointing. I also believe that relative to where it will be, as we complete the execution of our strategic plan, including some things that are still in process, that we will see that the return to investors will be more significant than the offer that Superior Essex had made.

Superior Essex also has a reputation for buying companies at low price points; and so I am not convinced that — and this may be wrong — but I am not convinced that there was a lot of opportunity for that offer to go up.

What I would also say is the fourth quarter really demonstrated what we have been saying all along, which is we have been building a business that is scalable; and so that if we can hit those sales numbers that are not that much farther above what we are already hitting, we can really drop some significant value down to the bottom line of the shareholders.

While the stock price never exceeded the $6 per share that was offered earlier or mid last year by Superior Essex, I would also say that if we were announcing earnings on a quarterly basis that were in line with what we saw in the fourth quarter, we would be trading at a price that is higher than what the price is traded at before our earnings release today or certainly after our earnings release today. So I think that that is an important issue.

The second thing is whether or not we are part of a bigger company or not is really a function of how strong our position is relative to our competitors in the marketplace. And the Board has never ruled out looking at opportunities where the value to the OCC shareholders would be accentuated by talking to someone.

That being said, we need to — if you’re going to do that, you really need to say, are you really improving OCC’s position in the marketplace, or partnering with someone who is willing to pay significantly for the value that would be created by OCC and the synergies created by working with someone else?

Also I think, as a last comment, I don’t think that you have the variability that you have from quarter to quarter really is reflective of whether or not OCC would be better as part of a larger entity. I mean that is just part of the reality of a company. It is a question of whether shareholders look at the year as a whole and the value that is being created as a whole, or whether they are going to react on a short-term basis to movements in the stock.

If that is what it is, long-term we should be creating shareholder value anyway. And to the extent there is variability in the stock on a quarter-to-quarter basis — that is probably more of a buying opportunity or a selling opportunity, profit-taking opportunity, for people who are actively trading the stock and really want to see the results on a quarter-to-quarter basis.

But long-term, whether or not we could reduce variability by being part of a larger entity is irrelevant from my perspective in the creation of long-term shareholder value.

Kevin Wenck - Polynous Capital Management - Analyst

All right. Thanks for your answer and good luck to you in the current quarter.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS) [Chris McCampbell], Stifel Nicolaus.

Chris McCampbell - Stifel Nicolaus - Analyst

Good morning. You all had mentioned that there were some factors that gave you all confidence that you would increase the sales, I guess, over 2005. I’m sorry if you’ve already covered that, but I was wondering what specifically it is that it is giving you that confidence.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

A couple of things. What we’ve really focused on is that the earnings in 2007 will be higher than 2005. That is what we said as part of our fourth quarter earnings release and in our annual report and it is also what I reiterated again today, focusing less on sales.

But what I would also say is that the fiber optic cable industry, depending on who you talk to, is expected to be growing at a strong single digit rate. Now we haven’t really seen that except in certain areas; and again I am talking about the enterprise market. I am taking out specifically the long-haul telco and even fiber-to-the-home, which are separate initiatives or separate markets from what we actively participate in.

So a couple of things. One is the overall strength of where the enterprise market is expected to be growing over the next several years, again which is in the strong single digit growth year-over-year. And second is OCC’s strong position in that market and the fact that our products are particularly well positioned with respect to new markets and growing areas of the enterprise market, including harsh environment areas and other new applications for fiber optics. So that is the reason why we are confident that overall sales will be growing.

But again, what we’ve specifically said was not that we would see higher sales, but that we would see higher earnings than what we had in 2005, which as you know were $0.20 per share.

Chris McCampbell - Stifel Nicolaus - Analyst

Right. What would you say then would be the total market size of the enterprise market that you are going after and what would be your market share of that?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

We haven’t talked about specific market shares previously. You get various estimates of what the overall size of the enterprise market is and those estimates range from about $300 million to maybe $750 million depending on which portions of the markets you’re talking about. So I don’t have a specific addressable market figure for you, but it is in that range and from that you can tell that OCC has a strong market position.

What is also interesting is — and the other reason why we say our market position is strong — is while there’s a lot of competitors in the market, OCC is, based on the information we have, second in the enterprise market in our position behind Corning Cabling Systems.

Chris McCampbell - Stifel Nicolaus - Analyst

Okay. Thanks.

Operator

(OPERATOR INSTRUCTIONS) There appear to be no further questions at this time. I will now turn the floor back over to your hosts.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, it is Andrew Siegel here. Usually at this time we take a question or two from individual shareholders, but this quarter we didn’t receive any inquiries, so I will turn it back over to you for your closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay. Well, before the question-and-answer period I gave some closing remarks. What I would just say now is I appreciate everyone joining us on the call today and, as always, we appreciate your time, your questions, and your interest in Optical Cable Corporation.

As those that know me and the management team through other conversations, we are all working very hard here to increase the value of the shares and to deliver the results that are satisfactory to our shareholders. Thank you very much.

Operator

Thank you. This does conclude today’s teleconference. You may now disconnect your lines at this time, and have a wonderful day.